Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-4

(Form Type)

Standard BioTools Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Other	261,452,515(1)	$2.065	$539,899,443.48	$0.00014760	$79,689.16

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts				—	$539,899,443.48	$0.00014760	$79,689.16

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$79,689.16

(1)	Estimated solely for the purpose of calculating the registration fee. The number of shares of common stock, par value $0.001 per share (“Standard BioTools Common Stock”), of Standard BioTools Inc., a Delaware corporation (“Registrant”), being registered is calculated by multiplying (x) the exchange ratio of 1.11 shares of Standard BioTools Common Stock, as set forth in the Agreement and Plan of Merger, dated as of October 4, 2023 (the “Merger Agreement”), by and among Registrant, SomaLogic, Inc. (“SomaLogic”), a Delaware corporation, and Martis Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant, by (y) the sum of (i) 188,662,383 shares of common stock, par value $0.0001 per share, of SomaLogic (the “SomaLogic Common Stock”) outstanding as of November 8, 2023, (ii) 200,016 shares of SomaLogic Common Stock underlying restricted stock units as of November 8, 2023 that may vest prior to the consummation of the Merger (as defined in the Merger Agreement), (iii) 27,672,498 shares of SomaLogic Common Stock issuable upon the exercise of options outstanding as of November 8, 2023 that may be exercised prior to the consummation of the Merger, (iv) 10,533,333 shares of SomaLogic Common Stock issuable upon exercise of public warrants and private placement warrants outstanding as of November 8, 2023, and (v) 8,474,576 shares of SomaLogic Common Stock issuable in satisfaction of milestone consideration payable pursuant to the Palamedrix Merger Agreement (as defined in the Merger Agreement), assuming (a) the achievement of all remaining milestones under the Palamedrix Merger Agreement, (b) the Registrant elects to satisfy all such milestone consideration in shares of Standard BioTools Common Stock (rather than in cash), and (c) the per share price used to calculate the number of shares of SomaLogic Common Stock to be issued is $2.065, which is the average of the high and the low prices per share of SomaLogic Common Stock, as reported on The Nasdaq Capital Market on November 8, 2023.

(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. Such amount equals the product of (i) $2.065, the average of the high and the low prices per share of SomaLogic Common Stock, as reported on The Nasdaq Capital Market on November 8, 2023, which is within five business days prior to the filing of this registration statement, and (ii) the maximum aggregate number of shares of SomaLogic Common Stock expected to be cancelled in exchange for shares of the Registrant.